Timberline RESOURCES CORPORATION

December 15, 2005

Doug Kettle and Dave Deeds
Kettle Drilling, Inc.
2775 N. Howard Street
Coeur d'Alene, Id. 83815

LETTER OF INTENT and OPTION TO PURCHASE
Timberline Resources Purchase of Kettle Drilling, Inc.

Per our discussions and subject to necessary due diligence and Board of Director approval, Timberline Resources (Timberline) would like to enter an agreement to acquire Kettle Drilling, Inc. (Kettle) stock from Doug Kettle and Dave Deeds (Stockholders).

Proposed Terms:

1. Timberline offers 100,000 shares of its common stock to Kettle stockholders in exchange for an exclusive 75-day due diligence option period.
2. Timberline would acquire 60% of the outstanding shares of Kettle for $2,800,000 cash--to be paid at exercise of option.
3. At Kettle's stockholders sole option, purchase price would be $2,000,000 cash plus shares of Timberline's common stock equal to $800,000 (price to be determined as agreed to by both parties).
4. Timberline receives an additional option to purchase or acquire up to and including the remaining 40% of Kettle for $2,000,000 cash for a period of two years from the exercise of initial option.
5. At Kettle's stockholders sole option, payment for the remaining 40% of Kettle's shares can be in cash or Timberline's common stock or a combination of both.
6. Mr. Kettle and Mr. Deeds will remain with Kettle for at least three years or longer, as agreed to by both parties.
7. Mr. Kettle and Mr. Deeds agree to a non-compete agreement for at least 10 years, unless agreed otherwise by both parties.
8. The parties agree to recognize the confidentiality of this transaction and will mutually consult with one another prior to public disclosure of information (press releases, SEC disclosures, etc.).
9. Mr. Kettle and Mr. Deeds will be granted certain rights to compel Timberline to exercise the option to acquire the balance of the shares held by them, in whole or in part. These terms will be further defined in the definitive agreement between the parties.

Timberline
RESOURCES
CORPORATION

LETTER OF INTENT and OPTION TO PURCHASE
Page Two,

If in agreement please sign both copies and return one copy to Timberline.

Sincerely,

John A. Swallow, Chairman

Accepted and Approved this 15 day of December, 2005;

Doug Kettle, President Kettle Drilling

Doug Kettle, Stockholder

Dave Deeds, Stockholder